UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2021

Ceridian HCM Holding Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38467	46-3231686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3311 East Old Shakopee Road, Minneapolis, MN	55425
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (952) 853-8100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CDAY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Convertible Notes and the Indenture

On March 2, 2021, Ceridian HCM Holding Inc. (the “Company”) priced its private offering of $500.0 million in aggregate principal amount of 0.25% Convertible Senior Notes due March 15, 2026 (the “Notes”). The Notes were issued pursuant to an indenture, dated March 5, 2021 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable. Pursuant to the Purchase Agreement (as defined below), the Company also granted the Initial Purchasers (as defined below) of the Notes a 13-day option to purchase up to an additional $75.0 million aggregate principal amount of the Notes (the “Additional Notes”).

The Notes bear interest at a coupon rate of 0.25% per annum and the Company will pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2021. The Notes will mature on March 15, 2026, unless earlier converted, redeemed, or repurchased. The Company may not redeem the Notes prior to March 20, 2024. The Company may redeem for cash all or any portion of the Notes (subject to the partial redemption limitation (as defined in the Indenture)), at its option, on or after March 20, 2024 and on or before the 30th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of the Company’s common stock, par value $0.01 (the “Common Stock”) exceeds 130% of the conversion price on (1) at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the date on which the Company provides notice of redemption and (2) the trading day immediately before the date the Company sends such notice, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically. Holders of the Notes will have the right to require the Company to repurchase for cash all or a portion of their Notes upon the occurrence of a fundamental change (as defined in the Indenture) at a purchase price of 100% of their principal amount plus any accrued and unpaid interest.

The Notes will be convertible at the option of the holders only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2021, if the last reported sale price per share of Common Stock exceeds 130% of the conversion price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any ten consecutive trading day period (such ten consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of Common Stock on such trading day and the conversion rate on such trading day; (3) upon the occurrence of certain corporate events or distributions on Common Stock, as described in the Indenture; (4) if the Company calls such Notes for redemption; and (5) at any time from, and including, September 15, 2025 until the close of business on the second scheduled trading day immediately before the maturity date. Upon conversion, the Company may satisfy its conversion obligation by paying or delivering, as applicable, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture.

The conversion rate for the Notes will initially be 7.5641 shares of Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $132.20 per share of Common Stock on the New York Stock Exchange (“NYSE”). The initial conversion price of the Notes represents a premium of approximately 47.5% over the last reported sale price of Common Stock on March 2, 2021, which was $89.63 per share as reported on the NYSE. The sale price of Common Stock on March 2, 2021 was C$113.21 per share as reported on the Toronto Stock Exchange. The conversion rate is subject to customary adjustments under certain circumstances in accordance with the terms of the Indenture. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

Upon the occurrence of a fundamental change (as defined in the Indenture), subject to certain conditions, holders may require the Company to repurchase all of the Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and will be equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; effectively subordinated to the Company’s existing and future secured indebtedness (including any borrowings under the Company’s existing $680.0 million term loan debt facility and $300.0 million revolving credit facility), to the extent of the value of the collateral securing that indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

(1) a default by the Company in the payment when due (whether at maturity, upon redemption or repurchase upon fundamental change or otherwise) of the principal of, or the redemption price or fundamental change repurchase price for, any Note;

(2) a default by the Company for 30 days in the payment when due of any special interest on any Note;

(3) failure by the Company to deliver, when required by the Indenture, a fundamental change notice or a notice of specified corporate events with respect to the Notes, in each case when due and such failure continues for one business day;

(4) a default by the Company in its obligation to convert a Note in accordance with the Indenture upon the exercise of the conversion right with respect thereto, if such default is not cured within three business days after its occurrence;

(5) a default by the Company of any of its obligations with respect to consolidation, merger, sale, lease, and transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole;

(6) a default by the Company in any of its obligations or agreements under the Indenture or the Notes (other than a default set forth in paragraphs (1), (2), (3), (4) or (5) above) where such default is not cured or waived within 60 days after notice to the Company by the Trustee, or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount of the Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “notice of default”;

(7) a default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $50.0 million (or its foreign currency equivalent) in the aggregate of the Company or any of its significant subsidiaries, whether such indebtedness exists as of the date the Company first issued the Notes or is thereafter created, where such default:

(i) constitutes a failure to pay the principal of, or premium or interest on, any of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; or

(ii) results in such indebtedness becoming or being declared due and payable before its stated maturity;

and in each case of either clause (i) or (ii) above, where such default is not cured or waived within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount of the Notes then outstanding; and

(8) certain events of bankruptcy, insolvency and reorganization with respect to the Company or any significant subsidiary.

If an event of default described in paragraph (8) above occurs with respect to the Company (and not solely with respect to a significant subsidiary of the Company), then the principal amount of, and all accrued and unpaid special interest, if any, on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If an event of default (other than an event of default described in paragraph (8) above with respect to the Company and not solely with respect to a significant subsidiary of the Company) occurs and is continuing, then, except with respect to situations involving special interest as the sole remedy for certain reporting defaults, the Trustee, by notice to the Company, or holders of at least 25% of the aggregate principal amount of notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid special interest, if any, on, all of the Notes then outstanding to become due and payable immediately.

A copy of the Indenture and the form of the Note are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibits.

The net proceeds from this offering were approximately $486.7 million, after deducting the Initial Purchasers’ discounts and commissions and the Company’s estimated offering expenses related to the offering. The Company used approximately $39.1 million of the net proceeds from the offering to pay the cost of the Capped Call Transactions (as defined below). The Company intends to use the remainder of the net proceeds from the offering (i) to repay $295.0 million principal amount under the Senior Credit Facilities and pay related accrued interest and (ii) for general corporate purposes, which may include potential investments in businesses or acquisitions of companies that the Company may identify in the future.

Capped Call Transactions

On March 2, 2021, in connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with each of JPMorgan Chase Bank, National Association, New York Branch, Barclays Bank PLC, Citibank, N.A. and Deutsche Bank AG, London Branch (the “Option Counterparties”). The Capped Call Transactions have an initial strike price of approximately $132.20 per share, subject to adjustments. The Capped Call Transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of shares of Common Stock underlying the Notes sold in the offering. The Capped Call Transactions are expected generally to reduce potential dilution to the Common Stock upon any conversion of Notes and/or offset any potential cash payments the Company would be required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price. If, however, the market price per share of Common Stock, as measured under the terms of the Capped Call Transactions, exceeds the cap price of the Capped Call Transactions, there would be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that the then-market price per share of the Class A Common Stock exceeds the cap price of the Capped Call Transactions.

The cap price of the Capped Call Transactions will initially be approximately $179.26 per share, which represents a premium of 100% over the last reported sale price of Common Stock of $89.63 per share as reported on the NYSE on March 2, 2021, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger; a tender offer; and a nationalization, insolvency, or delisting involving the Company. In addition, the Capped Call Transactions are subject to certain specified additional disruption events that may give rise to a termination of the Capped Call Transactions, including changes in law; insolvency filings and hedging disruptions. If the Initial Purchasers exercise their option to purchase additional Notes, then the Company intends to use a portion of the additional net proceeds to fund the cost of entering into additional Capped Call Transactions.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

A copy of the form of the Capped Call Transaction confirmation is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Capped Call Transaction confirmation does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Items 1.01 and 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and pursuant to exemptions from the prospectus requirements of applicable Canadian securities laws, and for resale by the Initial Purchasers to (a) persons in the United States reasonably believed to be “qualified institutional buyers,” as defined in and pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act, and (b) persons resident or located in Canada in accordance with applicable Canadian securities laws, which vary depending on the province and which may require resales to be made in accordance with prospectus and registration requirements or pursuant to available statutory exemptions or a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authorities. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement pursuant to which the Company sold the Notes to the Initial Purchasers. The shares of Common Stock issuable upon conversion of the Notes, if any, have not been (x) registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements or (y) qualified for distribution by way of a prospectus in any province or territory of Canada and unless so qualified, may not be offered or sold to persons located or resident in Canada except pursuant to an exemption from the prospectus requirements of applicable Canadian securities laws.

To the extent that any shares of Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of Common Stock.

Item 8.01.	Other Events

Purchase Agreement

On March 2, 2021, the Company entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co LLC and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell the Notes. In addition, pursuant to the terms of the Purchase Agreement, the Company granted the Initial Purchasers a 13-day option to purchase Additional Notes on the same terms and conditions. The offering closed on March 5, 2021.

The Purchase Agreement contains customary representations, warranties, and covenants by the Company and other terms and conditions customary in agreements of this type. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of March 5, 2021, between Ceridian HCM Holding Inc. and Wells Fargo Bank, National Association.

4.2	Form of 0.25% Convertible Senior Notes due 2026 (included in Exhibit 4.1).

10.1	Form of Capped Call Transaction Confirmation.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN HCM HOLDING INC.

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

Date: March 5, 2021